Exhibit 10.1
Form of Employment Agreement

Date:

Name:
Address:
Nationality:
ID/Passport Number:
Dear                     ,
     On behalf of Fujian Xiniya Garments and Weaving Co., Ltd., a limited liability company incorporated under the laws of the People’s Republic of China (the “Company”, together with its holding companies, the “Group”), I am pleased to offer you the following appointment upon and subject to the following terms and conditions:
1.	Position and Duties
Your position will be                     . In this role, you will report directly to                     . Your duties will be commensurate with your position. The Company reserves the rights to adjust your responsibilities and assign you to any other positions within the Group based on the operation needs of the Group.
Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, you shall devote your full working time during the term of this letter of agreement to the services required of you under this letter of agreement. You shall render your services exclusively to the Company during the term of this letter of agreement, and you shall use your best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of your position.
Notwithstanding any contrary provision herein, during the term of this letter of agreement, (i) you shall not work, in an independent, dependent or other capacity, for another company or entity directly or indirectly competing with the Company and (ii) you shall not establish, purchase or acquire a direct or indirect interest in any other company or entity that directly or indirectly competes with the Company.
2.	Employment Term
Your employment with the Company shall commence on                      (the “Commencement Date”). This letter of agreement shall have an initial term of                      years, commencing on the Commencement Date, unless terminated earlier pursuant to the terms of this letter of agreement. On every expiration date (the first expiration date being the third anniversary of the Commencement Date), this letter of agreement automatically

shall renew for an additional                      years (the last day of each such one-year period also to be considered an expiration date) unless either you or the Company provides written notice of non-renewal to the other party at least three (3) months prior to the automatic renewal date. The period of your employment under this letter of agreement is referred to herein as the “Employment Term.”
3.	Working Hours, Compensation and Benefits
i.	Working Hours.
Normal work hours shall be eight (8) hours each day not including meals and rest, five (5) days per week, Monday to Friday. The parties agree that your base salary specified in section 3.ii. below takes into consideration the work you may undertake outside normal office hours and that your working hours shall be “flexible work hours” to ensure proper completion of your work assignments hereunder.
ii.	Gross Base Salary.
Your annual gross base salary, before deducting any personal income tax that you may be subject to under applicable PRC laws and regulations, shall be RMB                     per calendar month (the “Base Salary”). The Base Salary shall be paid to you in cash on the 15th day of every calendar month.
iii.	Increase of Base Salary.
Based on an annual evaluation of your performance by the Board of Directors of the Company, at the sole discretion of the Board of Directors of the Company you may be entitled to an 5% increase of your annual Base Salary .

iv.	Other Benefits.
You will be eligible to participate in, and receive benefits in accordance with the terms and conditions of, the Company’s standard benefits programs, which currently include pension, health insurance, work-related injury insurance, unemployment insurance and maternity insurance. You are responsible for paying the part of the insurance premiums in connection with the abovementioned insurance programs that shall be paid by yourself pursuant to applicable laws.
v.	Expenses.
The Company will reimburse you for reasonable travel and other expenses incurred in the performance of your duties, in accordance with the Company’s expense reimbursement policies.
4.	Confidentiality/Intellectual Property Rights
You shall not, at any time during the Employment Term or after the termination of your employment with the Company for any reason whatsoever (without limit in point of time), unless authorized to do so by the Company or a court of competent jurisdiction or pursuant to applicable laws, divulge or communicate to any person, use for your own purposes or for any purposes other than those of the Company, or cause any unauthorized disclosure or publication of, any trade secrets, know-how or financial, trading or other information (i) relating to the business and affairs of the Company or any Affiliate (as defined below) of the Company or any of their (the Company’s or any Affiliate’s) customers, clients, suppliers or business associates, (ii) relating to any research, method, technique, process, design or invention which is carried out or used by the Company, any Company Affiliate, or any of their (the Company’s or any Affiliate’s) customers, clients, suppliers or business associates, or (iii) in respect of which the Company or any Affiliate of the Company is bound by an obligation of confidence towards any third party (the “Confidential Information”). These restrictions shall cease to apply to any information or knowledge that may (other than through any unauthorized disclosure or default on your part) become available to the public generally. For purposes of this letter of agreement, “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control. “Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.
As a condition to your employment with the Company, you further agree that all intellectual property rights (including, without limitation, copyright, design right, trademark, know-how and patent, whether, as applicable, registered or unregistered, filed or not filed) subsisting in all drawings, plans, specifications, designs and other documents, assignments and works prepared or produced by you at any time in the course of your employment with the Company shall be the absolute property of the Company, and you shall, as soon as possible upon the Company’s request and at your own expense, execute such documents or do such other acts and things as the Company may require to vest such rights in full in the Company. You agree to notify the Company promptly of any potential intellectual property created by you during the Employment Term.
In the event the Company incurs damages by your breach of the above confidentiality/intellectual property obligations, you shall pay default damages in an amount equal to twelve (12) times your average monthly compensation during the twelve (12) months immediately preceding your actual termination of employment (or, for purposes of the average monthly compensation calculation, the actual working months if your employment with the Company has been less than twelve (12) months). If the Company’s damages cannot be fully recovered by the foregoing, the Company is entitled to institute a claim for damage through civil litigation.
5.	Termination of Employment
i.	Termination Without Cause.
General. The Company shall have the right to terminate your employment for any ground permitted under applicable laws and regulations. If, prior to the expiration of this letter of agreement, your employment is terminated by the Company without Cause (as defined below), then, subject to your signing and not revoking a general release of claims in a form satisfactory to the Company (if permitted by applicable laws and regulations), the Company shall pay you severance pay that is equal to three (3) times of your then effective monthly salary. Other than payment of Base Salary as then in effect through and including the date of termination and the severance pay, you shall have no further right to receive any other compensation after such termination of employment. For purposes of this subsection 5(i) and the severance pay hereunder, a resignation for Good Reason (as defined below) shall constitute a termination by the Company without Cause.
Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to you (which generally will be the date of the notice).
ii.	Termination for Cause; Resignation.
General. If, prior to the expiration of this letter of agreement, your employment is terminated by the Company for Cause (as defined below), or you resign from your employment hereunder, you shall be entitled only to payment of your Base Salary as then in effect through and including the date of termination or resignation and shall have no further right to receive any other compensation after such termination or resignation of employment. For purposes of this subsection 5(ii), a conclusion of the Employment Term specified in section 2 shall constitute your resignation from employment if the Company proposes a renewal of the Employment Term which you do not accept.

Date of Termination. The date of termination for Cause shall be the date specified in a written notice of termination to you. In the event of your resignation, the date of termination shall be (a) in the event of resignation without Good Reason, the date specified in the written notice of resignation from you to the Company which shall not be within ninety (90) days of the date of the written notice, or if no date is specified therein, the ninetieth (90th) day after receipt by the Company of written notice of resignation from you, and (b) in the event of resignation for Good Reason, the date of your actual resignation after the required cure period as specified in subsection 5(iv).

iii.	Cause.

For purposes of this letter of agreement, termination for “Cause” shall mean termination of your employment because of:
(a) any act or omission that constitutes a breach by you of any of your obligations under this letter of agreement;
(b) your criminal liability being pursued in accordance with applicable laws and regulations;
(c) any willful violation or breach by you of any material corporate rule or policy of the Company; or
(d) any intentional misconduct, gross negligence, or act of dishonesty or fraud by you in connection with the performance of your duties that causes significant losses to the Company.
iv.	Good Reason.

For purposes of this letter of agreement, “Good Reason” shall mean any of the following:
(a) a failure by the Company to pay material compensation due and payable to you in connection with your employment; or
(b) a material diminution of your authority, responsibilities or positions from those set forth in this letter of agreement other than in connection with a medical disability as a result of which you are unable to substantially perform your duties for a period of at least 30 consecutive days;
provided, however, that no event or condition shall constitute Good Reason unless (1) you give the Company written notice of your objection to such event or condition within ten (10) days of the occurrence of such event or condition, (2) such event or condition is not corrected by the Company within 20 days of its receipt of such notice and (3) you resign your employment with the Company not more than ten (10) days following the expiration of the 20-day period described in the foregoing clause (2).
v.	Return of Property.

All documents, designs, plans, information, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you, utilized by you in the course of your employment, belonging or relating to the Company, or its business, services, customers, clients, prospective clients and suppliers, including all copies and all Confidential Information in your possession or control including all or any copies of the same shall remain the exclusive property of the Company and are to be returned on demand and by no later than the termination of your employment.
6.	Force Majeure.

“Force Majeure” shall mean any act or event which is reasonably unforeseeable or unavoidable and which is beyond the control of the affected party, including without limitation, earthquake, storm, lightning, typhoon, fire, flood, outbreak or escalation of hostilities, declaration of national emergency, war, insurrection or similar military actions, strikes and any other act or event which is generally accepted as Force Majeure in international commercial practice.

If a party in this letter of agreement has been prevented from performing its obligations hereunder because of an event of Force Majeure, it shall notify the other parties in writing within fifteen (15) days after the occurrence of the event of Force Majeure, and submit a certificate duly notarized by a local notary public. After negotiation between the parties under this letter of agreement, the party claiming Force Majeure shall not be responsible for the performance of part or all of its obligations under this letter of agreement; or both parties under this letter of agreement may agree on an alternative for the performance of the obligations under this letter of agreement.

7.	Assignment.

This letter of agreement shall not be assigned by operation of law or otherwise without the consent of the parties.

8.	Miscellaneous.

You shall provide the Company with certificates or information regarding your ID, passport, working experience and working skills. You shall warrant the authenticity of the aforesaid certificates or information. You also warrant (i) that currently you do not have any employment relationship with any other companies or entities, (ii) that you are not subject to any non-compete obligations on any other obligations that would interfere with your employment, (iii) that you are not involved in any disputes with a previous employer, (iv) that you have returned all property of your previous employers and (v) that you will not use any information from a prior employer in connection with your employment with the Company. Any false statement by you on the aforesaid matters would constitute serious violation of the policies of the Company and the Company shall be entitled to terminate this letter of agreement without any additional compensation to you.

You agree to strictly comply with any and all of the provisions in this letter of agreement and all other Company policies as amended from time to time at the Company’s sole discretion.

9.	Dispute Solutions.

Any dispute, difference, controversy, or claim of any kind whatsoever that arises or occurs between the parties in relation to any thing or matter arising under, out of, or in connection with this letter of agreement shall first be resolved by the parties through consultation. In case any dispute fails to be resolved through consultation within thirty (30) days as of either party’s delivery to the other of a written notice for consultation, either party hereto may, within sixty (60) days following the occurrence of such dispute, submit such dispute to the Quanzhou Municipal Labor Dispute Arbitration Committee (the “Committee”) of Fujian Province for arbitration. Should either party hereto refuse to accept an arbitral award by the Committee, such party may submit such dispute to any competent court within fifteen (15) days after the receipt of such an award, to which all such courts’ jurisdiction the parties hereby submit.

10.	Governing Laws

This letter of agreement shall be governed by and construed in accordance with the law of the People’s Republic of China.
This letter of agreement and all other documents referred to in this letter of agreement shall supersede all prior agreements and other documents of a similar nature addressing your employment with the Company.
(Signature Page Follows)

Please sign on the duplicate copy of this letter of agreement to confirm your acceptance of our offer and return it to us as soon as possible. Upon the signing of this letter of agreement by you and us, this letter of agreement will be binding on both you and us.
Yours sincerely,

Name:
Title:
China Xiniya Fashion Limited
Date:
I accept the Company’s offer of employment, and acknowledge and agree to the above terms and conditions.

Name:
ID/Passport No.:
Date: